EXHIBIT 15

TXU Electric Delivery Transition Bond Company LLC
500 N Akard Street
Dallas, TX 75201

We have made a review, in accordance with the standards of the Public Company Accounting Oversight Board (United States), of the unaudited condensed consolidated interim financial information of TXU Electric Delivery Transition Bond Company LLC. (“the Company”) for the three-month periods ended March 31, 2006 and 2005, as indicated in our report dated May 10, 2006; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in TXU Electric Delivery Transition Bond Company LLC’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, is incorporated by reference in Registration Statement No. 333-91935 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

Dallas, Texas
May 10, 2006